Exhibit 1A-6A

MANAGEMENT SERVICES AGREEMENT

This is an Agreement, entered into as of September 1, 2016, by and between Impact Housing Fund, LLC, a Delaware limited liability company (the “Fund”), and Impact Housing Fund Manager, LLC, a Delaware limited liability company (the “Manager”).

Background

The Fund intends to qualify as a “real estate investment trust” under section 856 of the Internal Revenue Code of 1986, as amended, and wishes to engage the Manager to perform certain services.

NOW, THEREFORE, intending to be legally bound and acknowledging the receipt of adequate consideration, the parties hereto agree as follows:

1.          Definitions. Capitalized terms not otherwise defined in this Agreement shall have the following meanings:

1.1.          “Affiliate” means, with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, that specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that specified Person, whether by contract, through the ownership of voting securities or other equity interests (including partnership or membership interests), or otherwise.

1.2.          “Agreement” means this Management Services Agreement, as amended from time to time.

1.3.           “Business Day” means a day on which the banks are opened for business in New York City.

1.4.          “Certificate of Formation” means the Certificate of Formation of the Fund, as amended.

1.5.          “Code” means the Internal Revenue Code of 1986, as amended.

1.6.          “Effective Date” means the date of this Agreement.

1.7.          “Governing Instruments” means the Certificate of Formation, the LLC Agreement, and any “Authorizing Resolution” adopted under the LLC Agreement.

1.8.          “LLC Agreement” means the Limited Liability Company Agreement of the Fund dated September 1, 2016, as amended.

1.9.          “Management Fee” means the aggregate of the fees described in section 5.

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1.10.        “Member” means a Person who is an “Investor Member” of the Fund within the meaning of the LLC Agreement.

1.11.        “Notice of Proposal to Negotiate” has the meaning set forth in section 10.5.

1.12.        “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

1.13.        “Property” means a real estate asset acquired by the Fund.

1.14.        “Real Estate Investment Trust” means a “real estate investment trust” as defined in section 856 of the Code.

2.          Duties of the Manager.

2.1.          In General. Pursuant to section 5.1.2 of the LLC Agreement, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Fund, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Fund, and to perform any and all other acts or activities customary or incidental to the management of the business conducted by the Fund. The provisions of this section 2 set forth certain specific duties of the Manager, but shall not be deemed to restrict the authority of the Manager pursuant to the LLC Agreement.

2.2.          Investment Management. The Manager shall:

2.2.1.          Develop, design, oversee, implement, and periodically review the Fund’s investment strategy and guidelines;

2.2.2.          Serve as the Fund’s investment and financial manager;

2.2.3.          Review joint ventures and other relationships with third parties;

2.2.4.          Seek out and review market research and economic and statistical data in connection with the Fund’s investments and investment objectives and policies;

2.2.5.          Oversee and conduct due diligence processes related to prospective investments;

2.2.6.          Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Manager’s investment committee to evaluate the proposed investments;

2.2.7.          Evaluate potential asset dispositions, sales, or liquidity transactions;

2.2.8.          Structure and negotiate the terms and conditions of transactions pursuant to which the assets of the Fund may be sold;

2.2.9.          Identify and evaluate potential financing and refinancing sources;

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2.2.10.        Negotiate the terms of, arrange, and execute financing agreements;

2.2.11.        Manage relationships between the Fund and its lenders;

2.2.12.        Monitor and oversee the service of the Fund’s financing facilities; and

2.2.13.        Negotiate and execute approved investments and other transactions.

2.3.          Capital Formation. The Manager shall manage and supervise one or more offerings of interests in the Fund, including for each offering (i) selecting the appropriate type of offering; (ii) designing the instrument to be acquired by investors in the offering; (iii) preparing, with the assistance of counsel, the appropriate offering documents and other materials, including but not limited to disclosure materials and subscription agreements; (iv) preparing marketing materials related to the offering; (v) selecting one or more distribution channels for the offering; (vi) reviewing subscriptions from prospective investors; (vii) complying with the laws that apply to the offering, including securities laws; (viii) selecting escrow agents, transfer agents, and other third parties; and (ix) performing all other services required to conduct and complete the offering.

2.4.          Asset Management. The Manager shall:

2.4.1.          Engage the services of such consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, transfer agents, agents for collection, insurers, insurance agents, developers, construction companies and other third parties the Manager believes necessary or appropriate for the conduct of the business of the Fund;

2.4.2.          Monitor the value of the investments of the Fund;

2.4.3.          Monitor and evaluate the performance of the investments of the Fund;

2.4.4.          Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

2.4.5.          Coordinate and manage relationships between the Fund and any joint venture partners.

2.4.6.          Accounting and Administrative. The Manager shall:

(a)       Maintain the books and records of the Fund;

(b)      Manage, perform, and/or supervise the various administrative functions necessary for the day-to-day operations of the Fund;

(c)      Provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Fund’s business and operations;

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(d)      Collect, maintain, and distribute information as required by law;

(e)      Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(f)       Maintain appropriate technology systems for the operations of the Fund;

(g)      Make, change, and revoke such tax elections on behalf of the Fund as the Manager deems appropriate, including, without limitation, (i) making an election be treated as a REIT or to revoke such status, and (ii) making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

(h)      Comply with the requirements of all governmental agencies, including the Securities and Exchange Commission; and

(i)       Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Fund to comply with applicable law.

2.4.7.          Member Services. The Manager shall (i) manage and coordinate distributions and payments to Members; (ii) manage and coordinate communications with Members; (iii) distribute reports, updates, and other information to Members; (iv) handle redemption requests from Members; and (v) provide services in the nature of investor relations.

2.4.8.          Miscellaneous Services. In addition to the services enumerated above, the Manager shall perform such services on behalf of the Fund as it deems necessary or advisable in its capacity as the sole manager of the Fund.

2.5.          Obligations of the Manager. The Manager shall refrain from any action which would (i) adversely affect the status of the Fund or, if applicable, any subsidiary of the Fund, as a Real Estate Investment Trust; (ii) violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Fund or any such subsidiary; or (iii) not be permitted by the Governing Instruments.

2.6.          Engagement of Third Parties.

2.6.1.          In General. The Manager may retain, for and on behalf of the Fund, the services of third parties (including Affiliates of the Manager), including, without limitation, accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems reasonably necessary or advisable in connection with the management and operations of the Fund. The costs and expenses related to the retention of third parties shall be the sole cost and expense of the Fund except to the extent the third party is retained to perform obligations of the Manager or the costs and expenses are not reimbursable pursuant to section 7.1.

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2.6.2.          Affiliates. The Manager shall have the right to cause any of its services under this Agreement to be rendered by the Manager’s employees or Affiliates of the Manager. The Fund shall pay or reimburse the Manager or its Affiliates (subject to the foregoing approval) for the reasonable and actually incurred cost and expense of performing such services by the Affiliate, including, without limitation, back office support services specifically requested by the Fund if the costs and expenses of such Affiliate would have been reimbursable under this Agreement if such Affiliate were an unaffiliated third party, or if such service had been performed by the Manager itself.

3.          Other Activities of the Manager. Nothing in this Agreement shall prevent the Manager or its Affiliates, officers, directors or employees, from providing services similar to those it provides for the Fund to other businesses, including but not limited to other Real Estate Investment Trusts. The Fund acknowledges that the Manager will not be performing services on behalf of the Fund on a full-time basis but will instead devote such time to the business and Properties of the Fund as the Manager determines in its sole discretion. Further, the Fund acknowledges that the advice given to the Fund by the Manager could be different than the advice given by the Manager to other persons, depending on the circumstances. The Fund shall be entitled to equitable – but not preferential – treatment in receiving information, recommendations, and any other services.

4.          Bank Accounts. The Manager shall establish and maintain one or more bank accounts in the name of the Fund or any subsidiary of the Fund, and shall collect and deposit into any such account or accounts, and disburse funds from any such account or accounts in a manner consistent with this Agreement, including, without limitation, the payment of fees to the Manager. The Manager shall not comingle with funds of the Fund with those of any other Person, including the Manager or any of its Affiliates.

5.          Compensation of the Manager.

5.1.          Asset Management Fee. Each month, the Manager will be entitled to a fee equal to charge the Fund a monthly asset management fee equal to (i) the aggregate capital accounts of all of the members of the Fund as of the last day of the preceding month, multiplied by (ii) a fraction, the numerator of which is seven (7) and the denominator of which is four thousand eight hundred (4,800).

5.2.          Acquisition Fee.

5.2.1.          Direct Investments. When the Fund acquires a fee simple interest in real estate, the Manager will be entitled to a fee equal to one and one half percent (1.5%) of the cost of such real estate.

5.2.2.          Investment Through Joint Venture. When a joint venture of which the Fund is a member acquires a fee simple in real estate, the Manager may be entitled to a fee from the joint venture, based on the agreement with the other members of the joint venture. In addition, the Manager will be entitled to a fee from the Fund equal to one percent (1%) of the cost of the real estate multiplied by the Fund’s percentage interest in the joint venture.

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5.3.          Property Management Fee. Each month, the Manager will be entitled to a fee equal to five percent (5%) of the gross rental income of the Fund during the preceding month. From this fee, however, the Manager shall be required to pay for the services of one or more reputable third-party property-management companies.

5.4.          Disposition Fee.

5.4.1.          Direct Investments. When the Fund sells or otherwise disposes of a fee simple interest in real estate, the Manager will be entitled to a fee equal to one percent (1%) of the selling price.

5.4.2.          Investment Through Joint Venture. When a joint venture of which the Fund is a member sells or otherwise disposes of a fee simple interest in real estate, the Manager may be entitled to a fee from the joint venture, based on the agreement with the other members of the joint venture. In addition, the Manager will be entitled to a fee from the Fund equal to one percent (1%) of the selling price of the real estate multiplied by the Fund’s percentage interest in the joint venture.

5.5.          Financing Fee.

5.5.1.          Direct Investments. When the Fund obtains financing for real estate owned by the Fund, the Manager will be entitled to a fee equal to one percent (1%) of the gross amount of the financing.

5.5.2.          Investment Through Joint Venture. When a joint venture of which the Fund is a member obtains financing for real estate owned by the joint venture, the Manager may be entitled to a fee from the joint venture, based on the agreement with the other members of the joint venture. In addition, the Manager will be entitled to a fee from the Fund equal to one percent (1%) of the gross amount of the financing multiplied by the Fund’s percentage interest in the joint venture.

5.6.          Construction Management. The Manager may provide construction and/or construction management services on behalf of the Fund. If so, the Manager shall be entitled to compensation that is (i) fair to the Fund, and (ii) no greater than would be paid to an unrelated party at arm’s length.

5.7.          Other Fees. If the Manager is able to engage the servicer of third parties, including but not limited to insurance brokers, real estate brokers, and property managers, at rates below the prevailing market rates, the Manager shall be entitled to a fee equal to the difference between the negotiated fee and the prevailing rate.

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6.          Expenses of the Manager and the Fund.

6.1.          Expenses of the Manager. The Manager shall be responsible for the following expenses:

6.1.1.          Employment expenses of the personnel employed by the Manager, including, without limitation, salaries (base and bonuses), wages, payroll taxes, and the cost of benefit plans; and

6.1.2.          Rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager required for the Fund’s day-to-day operations, including, bookkeeping, clerical and back-office services provided by the Manager, provided, however, that the Fund shall pay for supplies applicable to operations (paper, software, presentation materials, etc.).

6.2.          Expenses of the Fund. The Fund shall pay all of the costs and expenses of the Fund and the Manager incurred solely on behalf of the Fund or any subsidiary or in connection with this Agreement, other than those expenses that are specifically the responsibility of the Manager pursuant to section 6.1. Without limiting the generality of the foregoing, the following costs and expenses of the Fund or any subsidiary of the Fund shall be paid by the Fund:

6.2.1.          Costs and expenses associated with the formation of the Fund, the Manager, and their Affiliates;

6.2.2.          Costs and expenses associated with the capital raising activities of the Fund and its subsidiaries, including, without limitation, the costs and expenses of the preparation of the Fund’s registration statements and marketing costs;

6.2.3.          Costs and expenses of the Fund in connection with the acquisition, disposition, financing, hedging, administration and ownership of the Fund’s or any subsidiary’s investment assets, including legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, property management, maintenance, repair and improvement of property and premiums for insurance on property owned by the Fund or any subsidiary of the Fund;

6.2.4.          Costs and expenses associated with the establishment and maintenance of any credit facilities, warehouse loans and other indebtedness of the Fund and its subsidiaries, including commitment fees, legal fees, closing and other costs;

6.2.5.          Taxes and license fees applicable to the Fund or any subsidiary of the Fund, including interest and penalties;

6.2.6.          Fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Fund or any subsidiary of the Fund or by the Manager for the account of the Fund or any subsidiary of the Fund;

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6.2.7.          Insurance costs incurred by the Fund or any subsidiary of the Fund including, but not limited to, insurance paid for by the Fund to insure the Manager for liabilities as a result of being the manager for the Fund;

6.2.8.          Custodian, transfer agent, and registrar fees and charges incurred by the Fund;

6.2.9.          Third-party legal, accounting and auditing fees and expenses and other similar services relating to the Fund’s or any subsidiary’s operations including, without limitation, all quarterly and annual audit or tax fees and expenses;

6.2.10.        Legal, expert, and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Fund, or which the Fund is authorized or obligated to pay under applicable law or its Governing Instruments;

6.2.11.        Any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Fund or any subsidiary of the Fund, or which the Fund is obligated to pay under applicable law or its Governing Instruments;

6.2.12.        Travel and related expenses of the Manager incurred in connection with the business of the Fund, including, without limitation, travel and expenses incurred in connection with the purchase, financing, refinancing, sale or other disposition of Property or other investments of the Fund;

6.2.13.        The expenses of organizing, modifying, or dissolving the Fund or any subsidiary of the Fund, costs preparatory to entering into a business or activity, and costs of winding up or disposing of a business or activity of the Fund or its subsidiaries;

6.2.14.        The expenses relating to distributions to Member;

6.2.15.        The expenses of third parties relating to communications to Members;

6.2.16.        The cost of complying with the reporting and other requirements of governmental bodies or agencies, including the cost of preparing and distributing reports to Members;

6.2.17.        The expenses relating to any office or office facilities maintained by the Fund or any subsidiary of the Fund (exclusive of the office of the Manager and/or Affiliates of the Manager), including, without limitation, rent, telephone, utilities, office furniture, and equipment;

6.2.18.        Costs and expenses related to the design and maintenance of the Fund’s website or sites and associated with any computer software or hardware that is used solely for the Fund; and

6.2.19.        All other expenses of the Fund or any subsidiary of the Fund that are not the responsibility of the Manager under section 6.1.

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6.3.          Expense Reimbursement to the Manager. Costs and expenses incurred by the Manager on behalf of the Fund or its subsidiaries shall be reimbursed in cash monthly to the Manager within five (5) Business Days of receipt by the Fund from the Manager of a statement of such costs and expenses. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Fund.

7.          Term and Termination.

7.1.          In General. This Agreement shall remain in effect for as long as the Manager remains the manager of the Fund pursuant to the LLC Agreement.

7.2.          Payments Upon Termination. Following any termination of this Agreement, the Fund shall pay to the Manager not later than five (5) Business Days after the effective date of such termination (i) all reimbursable costs and expenses permitted under the Agreement (to the extent not previously reimbursed to the Manager), if any, as of the date of the effectiveness of such termination of this Agreement; and (ii) all Management Fees accrued through the date of termination.

7.3.          Action Upon Termination. In connection with any termination of this Agreement, the Manager shall promptly:

7.3.1.          Terminate its activities on behalf of the Fund;

7.3.2.          Pay over to the Fund or any subsidiary of the Fund all money collected and held for the account of the Fund or any subsidiary of the Fund by the Manager pursuant to this Agreement;

7.3.3.          Deliver to the Fund an accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished with respect to the Fund or any subsidiary of the Fund;

7.3.4.          Deliver to the Fund all property and documents of the Fund or any subsidiary of the Fund then in the custody of the Manager;

7.3.5.          Assign to the Fund any authorized agreements the Manager executed in its name on behalf of the Fund (and obtain the counter-parties’ consent thereto); and

7.3.6.          Assign to the Fund all proprietary information with respect to the Fund, including, without limitation, software, models, intellectual property, licenses, trade names and trademarks.

7.4.          Termination of Manager’s Obligations. Upon any termination of this Agreement, the Manager shall have no further obligations or responsibilities on behalf of the Fund.

7.5.          Survival of Obligations. The termination of this Agreement shall not affect the rights or obligations of the parties as in effective immediately before termination, or relieve either party for a breach of this Agreement before termination.

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8.          Assignment. Neither the Manager nor the Fund may assign its duties or obligations under this Agreement without the prior written consent of the other party.

9.          Representations, Warranties and Covenants of Manager. The Manager hereby represents and warrants to the Fund as follows:

9.1.          Due Formation. The Manager is duly organized, validly existing, and in good standing under the laws of Delaware, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

9.2.          Power and Authority. The Manager has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

9.3.          Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or  require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

9.4.          No Limitations. The personnel of the Manager providing services to the Fund on the Manager’s behalf pursuant to this Agreement will be free of legal and contractual impediments to their provision of services pursuant to the terms of this Agreement.

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10.          Miscellaneous.

10.1.         Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid, or (ii) on the date transmitted by facsimile or electronic mail with transmission acknowledgment, to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

Fund
Manager

10.2.        Binding Nature of Agreement: Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

10.3.        Entire Agreement. This Agreement contains the entire agreement and understanding between the Manager and the Fund with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever.

10.4.        Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each party hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such party, (iv) consents to service of process by notice sent by regular mail to the address set forth on Schedule A and/or by any means authorized by Delaware law, and (v) if such party is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the other party of the name and address of such agent.

10.5.        Waiver of Jury Trial.   Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

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10.6.        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Except as otherwise provided in this Agreement, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

10.7.        Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

10.8.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

10.9.        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, provided that each party can obtain substantially all of the benefits anticipated by this Agreement.

10.10.      Gender. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

10.11.      Attorneys’ Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non-prevailing party.

10.12.      Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. The consent or approval of the Fund’s stockholders shall not be required in connection with any amendment, modification or waiver.

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10.13.      Force Majeure. Neither party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IMPACT HOUSING REIT, LLC

By:	Impact Housing REIT Manager, LLC As Manager

By
Edward P. Lorin, Manager

IMPACT HOUSING REIT MANAGER, LLC

By
Edward P. Lorin, Manager

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